Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated and effective as of April 27, 2016 (the “Effective Date”) by and between SolarWinds Worldwide, LLC, a Delaware limited liability company (the “Company”) and J. Barton Kalsu (the “Employee”)
IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
1.Position and Duties.
(a)    The Employee will be employed by the Company, on a full-time basis, as its Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The Employee shall report to the Chief Executive Officer, or such other executive as designated by the Company (hereinafter referred to as the “Managing Executive”).
(b)    The Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to the Employee from time to time. The Employee also agrees that, while employed by the Company, the Employee will devote substantially all of Employee’s business time and efforts to the advancement of the business and interests of the Company and its Affiliates (as defined in Section 8 below) and to the discharge of Employee’s duties and responsibilities for them. Notwithstanding the above, the Employee shall be permitted, to the extent such activities do not in the aggregate materially interfere with the performance by the Employee of Employee’s duties and responsibilities hereunder to: (i) manage Employee’s personal, financial and legal affairs; (ii) serve on civic, educational, philanthropic or charitable boards or committees; and (iii) serve on any other corporate board or committee as long as such board or committee is disclosed to the Company and does not cause a conflict of interest with Employee’s duties at the Company.
2.    Compensation and Benefits. During Employee’s employment, as compensation for all services performed by the Employee for the Company and its Affiliates, the Company will provide the Employee the following pay and benefits:
(a)    Base Salary. The Company will pay Employee a base salary at the rate of $330,000 per year (“Base Salary”), payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed and subject to change from time to time by the Company in its discretion.
(b)    Bonus Compensation. You will be eligible to participate in the SolarWinds bonus plan applicable to employees in your position with a target annual bonus of $214,500 upon the achievement of company metrics that will be established by the Board (as defined below) and individual performance factors that will be mutually determined by you and your manager, with a potential to earn a maximum bonus amount of $429,000 upon the over-achievement of those company metrics and individual performance factors. All payments under this Section 2(b) will be made in accordance with the regular payroll practices of the Company. The continuation of the SolarWinds bonus plan and any of its terms is not guaranteed and is subject to change at any time for any reason. The bonus target shall be reviewed and subject to change from time to time by the Company in its discretion.
(c)    Participation in Employee Benefit Plans and Vacation Policies. The Employee will be entitled to participate in all employee benefit plans and vacation policies in effect for employees of the Company. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(d)    Business Expenses. The Company will pay or reimburse the Employee for all reasonable business expenses incurred or paid by the Employee in the performance of Employee’s duties and responsibilities for the Company. Reimbursements shall be subject to such reasonable substantiation and documentation as the Company may specify from time to time.
3.    Confidential Information and Restricted Activities. Employee has entered into the Company’s Employee Proprietary Information Agreement (“EPIA”) and acknowledges his or her obligations thereunder. The EPIA is specifically incorporated into this Agreement.
4.    Termination of Employment. The Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)    Termination for Cause. The Company may terminate the Employee’s employment for Cause following at least fifteen (15) days advance written notice to the Employee setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” means any of the following: (i) the Employee’s continued substantial violations of Employee’s employment duties or willful disregard of commercially reasonable and lawful directives from the Managing Executive, after Employee has received a written demand for performance from the Managing Executive that sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or willfully disregarded directives from the Managing Executive; (ii) the Employee’s moral turpitude, dishonesty or gross misconduct in the performance of Employee’s duties or which has materially and demonstrably injured the finances or future business of the Company or any of its Affiliates as a whole; (iii) the Employee’s material breach of this Agreement or the EPIA; or (iv) the Employee’s conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement, or the like involving the Company’s property; provided, however, that no such act or event described in clauses (i) and (iii) of this paragraph (a) shall constitute Cause hereunder if the Employee has fully cured such act or event during the applicable fifteen (15) day notice period.
(b)    Termination for Death or Disability. This Agreement shall automatically terminate in the event of Employee’s death during employment. No severance pay or other separation benefits will be paid in the event of such termination due to death except that Employee’s beneficiaries shall be entitled to receive any earned but unpaid Base Salary, any bonus compensation to the extent earned but unpaid, any vested deferred compensation (other than pension plan or profit-sharing plan benefits which will be paid in accordance with the applicable plan), any vested Equity Awards (subject to any right of repurchase set forth in any applicable equity plan or agreement), any vested Post-Closing RSU Payments, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, and any appropriate business expenses incurred by Employee in connection with Employee’s duties hereunder, all to the date of termination (collectively “Accrued Compensation”). In the event the Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement for a consecutive period of twelve (12) weeks, the Company will continue to pay the Base Salary to Employee and benefits in accordance with Section 2(c) above during such period. If the Employee is unable to return to work after twelve (12) consecutive weeks of disability, the Company may terminate the Employee’s employment, upon notice to the Employee. No severance pay or other separation benefits will be paid in the event of such termination due to disability. If any question shall arise as to whether the Employee is disabled to the extent that the Employee’s duties and responsibilities for the Company, the Employee shall, at the Company’s request, and at the Company’s expense, submit to a medical examination by a physician selected by the Company to whom the Employee’s guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and the Employee fails to submit to the requested medical examination, the Company’s determination of the issue shall be binding on the Employee.
(c)    Termination Other Than for Cause; Severance; Release.
(i)    General. Either the Company or Employee may terminate Employee’s employment “at will,” for any reason, at any time, without cause or notice. However, in the event of termination of the Employee’s employment by the Company other than for Cause, the Employee shall be entitled to receive: (i) a lump sum cash severance amount equivalent to twelve (12) months of Employee’s then current annual base salary (the “Severance Payments”), less applicable deductions; (ii) any earned but unpaid incentive compensation payments; (iii) reimbursement of the health and dental care continuation premiums for Employee and Employee’s dependents incurred by Employee to effect continuation of health and dental insurance coverage for Employee and Employee’s dependents on the same basis as active employees, for a period of twelve (12) months from the date of such termination, to the extent that Employee is eligible for and elects continuation coverage under COBRA; and (iv) solely with respect to a termination other than for Cause occurring after February 5, 2017, any Post-Closing RSU Payments, less applicable withholdings and deductions, that are due to Employee upon the vesting of such Post-Closing RSU Payments in the six (6) months after the effective date of termination. Any obligation of the Company to provide the Employee severance payments under this Section 4(c) is conditioned, however, upon the Employee signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to Employee that becomes effective no later than seventy-four (74) days following the Employee’s termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, the Employee will forfeit any rights to severance payments under this Section 4(c). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which the Employee’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation (as defined below) will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined in Section 7 below).
(d)    Benefits in Termination for Cause or Voluntary Resignation. In the event of termination of the Employee’s employment by the Company for Cause or the Employee’s voluntary resignation, the Company will pay the Employee any Base Salary earned but not paid through the date of termination, and any earned but unpaid bonus. The Company shall have no obligation to the Employee for unearned bonus or severance payments.
(e)    Termination of Benefits. Except for any right the Employee may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans, and subject to Section 4(c)(iii) above, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Employee’s employment, without regard to any continuation of base salary or other payment to the Employee following termination.
(f)    Survival. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary to accomplish the purposes of other surviving provisions, including without limitation the Employee’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Employee under this Section 4 is expressly conditioned upon the Employee’s continued full performance of the obligations under Section 3 hereof that survive the termination of Employee’s employment. Upon termination by either the Employee or the Company, all rights, duties and obligations of the Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
5.    Change of Control Benefits.
(a)    In the event of termination of the Employee’s employment by the Company other than for Cause or in the event of Constructive Termination during the twelve (12) month period after the effective date of the Project Aurora Change of Control, the Employee shall be entitled to (i) immediate and full vesting of all unvested Post-Closing RSU Payments, less applicable withholdings and deductions, as of the effective date of termination, and (ii) the consideration set forth in Section 4(c) above.
(b)    In the event of termination of the Employee’s employment by the Company other than for Cause or in the event of Constructive Termination upon or during the twelve (12) month period after the effective date of a Change of Control (other than the Project Aurora Change of Control), the Employee shall be entitled to (i) immediate and full vesting of all of Employee’s outstanding and unvested Equity Awards as of the date of such termination, and (ii) the consideration set forth in Section 4(c) above.
(c)    For the avoidance of doubt, in the event of a Change of Control occurring after the Effective Date but before February 5, 2017 and either a termination other than for Cause or a Constructive Termination occurring before February 5, 2017 (such that both Section 5(a) and Section 5(c) of the Agreement would apply), the Employee would not be entitled to duplication of any benefits provided under Section 4(c) of the Agreement.

6.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Employee’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Code Section 4999. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the Excise Tax, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of the Employee’s equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of the Employee’s equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 6 will be made in writing by an independent firm selected by the Company with the consent of Employee (the “Firm”), which consent shall not be unreasonably withheld, delayed or conditioned, immediately prior to the change of control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6.
7.    Section 409A. The foregoing provisions are intended to comply with the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company agrees to work together with the Employee in good faith to consider any and all amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to the Employee under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance payments or severance benefits payable to the Employee upon termination of employment, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (“Deferred Compensation”) will be payable until the Employee has a “separation from service” within the meaning of Section 409A. Further, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the Employee’s termination of employment, or the Employee’s death, if earlier (the “Deferred Compensation Delayed Payment Date”).
8.    Definitions. For purposes of this Agreement, the following definitions apply:
“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
“Board” means the board of directors of the Company’s ultimate parent.
“Change of Control” shall be defined as a transaction or series of transactions where the shareholders of the Company (or those of its ultimate parent entity) immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Common Stock shall not be deemed a Change of Control.
“Constructive Termination” shall mean a termination in which the Company, without Employee’s express written consent, either (i) materially reduces the powers and duties of employment of Employee resulting in a material decrease in the responsibilities of Employee, (ii) materially reduces the pay of Employee, or (iii) requires a material change in the geographic location of Employee’s primary work facility or location, and due to an act or event in items (i) - (iii) above, Employee terminates his or her employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of such acts or events; provided, however, that a relocation of less than fifty (50) miles from the Company’s corporate headquarters in Austin, Texas will not be considered a material change in geographic location and thus a termination by Employee for this reason shall not be construed as a Constructive Termination; and provided further, that Employee may not resign for Constructive Termination unless Employee first provides the Company with written notice of the acts or events constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds for “Constructive Termination” have not been cured during such cure period. This definition of Constructive Termination is only applicable upon a Change of Control.
“Equity Awards” means equity-based awards granted to Employee under an equity incentive plan approved by the Board.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.
“Post-Closing RSU Payments” means those cash payments that may be due to Employee pursuant to Section 1.5(b) of the Project Aurora Merger Agreement.

“Project Aurora Change of Control” means the Change of Control occurring pursuant to the Project Aurora Merger Agreement.
“Project Aurora Merger Agreement” means that certain Agreement and Plan of Merger dated October 21, 2015 by and among Project Aurora Holdings, LLC, Project Aurora Merger Corp. and SolarWinds, Inc.
9.    Conflicting Agreements. The Employee hereby represents and warrants that the Employee’s signing of this Agreement and the performance of the Employee’s obligations under it will not breach or be in conflict with any other agreement to which the Employee is a party or are bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Employee’s obligations under this Agreement.
10.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
11.    Assignment. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
12.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.    Miscellaneous. This Agreement and the EPIA set forth the entire agreement between the Employee and the Company and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment, including, without limitation, the Amended and Restated Employment Agreement, dated February 23, 2011, by and between the Employee and the Company. In the event of a conflict between the EPIA and this Agreement, the terms in the EPIA shall prevail. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
14.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to the conflict of laws principles thereof.

15.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business, attention of the General Counsel or in the case of the Employee, at the Employee’s last known address on the books of the Company (or to such other address as either party may specify by notice to the other actually received).
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

SOLARWINDS WORLDWIDE, LLC

By:	/s/ Kevin Thompson
Name: Kevin Thompson
Title: President and Chief Executive Officer

/s/ J. Barton Kalsu
J. Barton Kalsu